Schedule A
AMENDED AND RESTATED SCHEDULE A
TO THE CLASS A DISTRIBUTION PLAN
OF
FIRST INVESTORS TAX EXEMPT FUNDS

FIRST INVESTORS TAX EXEMPT FUNDS
California Tax Exempt Fund New Jersey Tax Exempt Fund New York Tax Exempt Fund Oregon Tax Exempt Fund Tax Exempt Income Fund Tax Exempt Opportunities Fund Schedule updated: April 26, 2019